Exhibit 3.2

CERTIFICATE OF DESIGNATIONS

of

SERIES B CONVERTIBLE PREFERRED SHARES

of

SINOVAC BIOTECH LTD.

(Pursuant to Article III of the

Company’s Articles of Incorporation)

SINOVAC BIOTECH LTD., an exempted company incorporated and existing under the laws of Antigua and Barbuda (hereinafter called the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company (hereinafter called the “Board”) at a meeting duly called and held on February 18, 2019.

WHEREAS, the Articles of Incorporation of the Company (the “Articles”) provides for a class of its authorized shares known as Preferred Shares, consisting of 50,000,000 shares, par value US$0.001 per share, issuable from time to time in one or more series;

WHEREAS, pursuant to the Articles, the Preferred Shares may be issued in series, and the Board is authorized to fix the number of shares in, or to determine the designation of, and the rights, privileges, restrictions and conditions attaching to, the shares of each such series; and

WHEREAS, it is the desire of the Board, pursuant to its authority under the Articles and the International Business Corporations Act, Cap. 222, of Antigua and Barbuda (the “IBCA”), and as set forth in this Certificate of Designations of Series B Convertible Preferred Shares, to designate the rights, privileges, restrictions and conditions relating to the Series B Convertible Preferred Shares, which shall consist of up to 16,000,000 shares of the Preferred Shares that the Company has the authority to issue.

NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board in accordance with the provisions of the Articles and the IBCA, the Board hereby creates a series of Preferred Shares, with a par value of US$0.001 per share, of the Company and hereby states the designation and number of shares, and fixes the relative rights, privileges, restrictions and conditions thereof as follows:

Section 1.          Designation and Amount. The shares of such series shall be designated as “Series B Convertible Preferred Shares” (the “Series B Preferred Shares”) and the number of shares constituting the Series B Preferred Shares shall be 16,000,000. Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of Series B Preferred Shares to a number less than the number of shares then issued and outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Series B Preferred Shares.

Section 2.            Dividends and Distributions.

(A)        Regular Dividends and Distributions

(i)          Subject to the prior and superior rights of the holders of any shares of any class or series of shares of the Company ranking prior and superior to the Series B Preferred Shares with respect to dividends, the holders of Series B Preferred Shares shall be entitled to receive, when, as and if declared by the Board out of funds legally available for the purpose, the same aggregate amount per share (on an as-converted basis in accordance with Section 4) of all cash dividends, and the same per share amount (payable in kind) of all non-cash dividends or other distributions, declared on the Common Shares, par value US$0.001 per share (the “Common Shares”), of the Company.

(ii)         The Company shall declare a dividend or distribution on the Series B Preferred Shares as provided in paragraph (A)(i) of this section immediately after it declares a dividend or distribution on the Common Shares (other than a dividend or bonus issue payable in Common Shares).

(iii)        Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series B Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time issued and outstanding. The Board may fix a record date for the determination of holders of Series B Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than sixty (60) days prior to the date fixed for the payment thereof.

(B)        Preferred Dividend

(i)          Each holder of Series B Preferred Shares shall be entitled to receive, and the Company shall pay, cumulative dividends at the rate per share of $0.41 per annum in cash, payable quarterly within 15 calendar days of the end of each fiscal quarter of the Company. The dividend to be paid in the first quarter after the first issuance of any Series B Preferred Shares (the “Original Issue Date”) and the last quarter prior to conversion may be partial periods. Preferred dividends on the Series B Preferred Shares shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, shall accrue daily commencing on the Original Issue Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits or other funds of the Company legally available for the payment of dividends.

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(ii)         So long as any Series B Preferred Shares remain outstanding, the Company shall not, directly or indirectly, pay or declare any dividend or make any distribution upon, nor shall any distribution be made in respect of, the Common Shares as long as any dividends due on the Series B Preferred shares remain unpaid, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of the Common Shares.

(iii)        The rights of the holders of Series B Preferred Shares to receive the preferred dividend contemplated by this section shall continue until the earlier of (a) conversion of all of the outstanding Series B Preferred Shares into Common Shares in accordance with Section 4 below and (b) listing of the Series B Preferred Shares on any nationally recognized securities exchange in accordance with Section 5 below (a “Listing Event”).

Section 3.             Voting Rights.

(A)        Each holder of Series B Preferred Shares shall be entitled to vote with the holders of Common Shares, voting together as a single class, with respect to any and all matters presented to the shareholders of the Company for their action or consideration (whether at a meeting of shareholders of the Company, by written action of shareholders in lieu of a meeting or otherwise), except as provided by applicable law.

(B)          In any such vote, each Series B Preferred Share shall be entitled to a number of votes equal to the number of Common Shares into which such Series B Preferred Share may be converted pursuant to Section 4 as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent; provided that for these purposes, the number of votes of each holder of Series B Preferred Shares will be calculated based on the aggregate number of Series B Preferred Shares held by such holder as of the relevant record date and disregarding any fractional Common Shares into which such aggregate number is convertible. Each holder of outstanding Series B Preferred Shares shall be entitled to notice of all stockholder meetings (or requests for written consent) in accordance with the Company’s bylaws. For the avoidance of doubt, at no time will the Series B Preferred Shares (on an as-converted basis) have voting rights greater than that of the Common Shares.

Section 4.             Conversion.

(A)         At any time and from time to time on or after the date of issuance, the Company, upon the approval of the Board, may convert without payment of any additional consideration, all or any portion of the outstanding Series B Preferred Shares held by any holder of Series B Preferred Shares into an equal number of shares of Common Shares upon the delivery of notice to such holder. Conversion shall be effective at the time specified in the notice and may be made conditional on any event.

(B)          Upon approval by the shareholders of the Company of an increase in the number of the Company’s authorized but unissued Common Shares to such number as shall be sufficient to effect the conversion of all or any portion of the outstanding Series B Preferred Shares into Common Shares (a “Common Share Increase”), the Company shall, within 90 days of such shareholder approval, effect the conversion of all or such portion of the outstanding Series B Preferred Shares into Common Shares, subject to applicable law.

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(C)         While any Series B Preferred Share is outstanding, if the Company (i) pays a permissible share dividend or otherwise makes a permissible distribution or distributions payable in Common Shares on the Common Shares (which, for avoidance of doubt, shall not include any Common Shares issued by the Company upon conversion of the Series B Preferred Shares, including any accrued or declared, but unpaid, dividends thereon), (ii) subdivides outstanding Common Shares into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding Common Shares into a smaller number of shares or (iv) issues, in the event of a reclassification of Common Shares, any shares of capital stock of the Company, then the number of Common Shares into which each Series B Preferred Share shall be convertible shall be multiplied by a fraction, the numerator of which shall be the number of Common Shares outstanding (on a fully converted and exercised basis, excluding any treasury shares of the Company) immediately before such event, and the denominator of which shall be the number of Common Shares outstanding (on a fully converted and exercised basis, excluding any treasury shares of the Company) immediately after such event. Any adjustment made pursuant to this section shall become effective immediately after the record date for the determination of shareholders entitled to receive such dividend or distribution or, in the case of a subdivision, combination or reclassification, the effective date of such event.

(D)         Common Shares issuable pursuant to this section may only be issued in whole shares and may not be issued in fractions of a share.

Section 5.             Listing

(A)         In the event the shareholders of the Company do not vote to approve a Common Share Increase at the next Annual General Meeting of the Company following the Original Issue Date, the Company shall use its best efforts to list the Series B Preferred Shares for trading on a nationally recognized securities exchange within 180 days after such Annual General Meeting.

(B)         Upon any Listing Event, the preferred dividend rights contemplated by Section 2(B) above shall cease. All other rights and privileges of the Series B Preferred Shares shall continue upon a Listing Event, and any preferred share purchase rights attached to the Series B Preferred Shares will continue to be attached to such Series B Preferred Shares.

Section 6.             Certain Restrictions.

(A)         Whenever any dividends or distributions payable on the Series B Preferred Shares as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series B Preferred Shares issued and outstanding shall have been paid in full, the Company shall not:

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(i)          declare or pay dividends, or make any other distributions, on any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares;

(ii)         declare or pay dividends, or make any other distributions, on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Shares, except dividends paid ratably on the Series B Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)        redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares, provided that the Company may at any time redeem, purchase or otherwise acquire any such junior shares in exchange for any shares of the Company ranking junior (both as to dividends and upon dissolution, liquidation or winding up) to the Series B Preferred Shares; or

(iv)        redeem or purchase or otherwise acquire for consideration any Series B Preferred Shares, or any shares ranking on a parity with the Series B Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board) to all holders of such shares upon such terms as the Board, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(B)          The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of the Company unless the Company could, under paragraph (A) of this section, purchase or otherwise acquire such shares at such time and in such manner.

Section 7.           Reacquired Shares. Any Series B Preferred Shares purchased, converted or otherwise acquired by the Company in any manner whatsoever shall be retired and canceled upon or promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued Preferred Shares and may be reissued as part of a new series of Preferred Shares subject to the conditions and restrictions on issuance set forth herein, in the Articles or bylaws of the Company or in any other Certificate of Designations creating a series of Preferred Shares or any similar shares or as otherwise required by law.

Section 8.             Liquidation, Dissolution or Winding Up.

(A)        Upon any liquidation, dissolution or winding up of the Company, voluntary or otherwise, the holders of Series B Preferred Shares shall be entitled to receive a preferential payment equal to $0.01 per share, plus an aggregate amount per share (on an as-converted basis in accordance with Section 4) equal to the aggregate amount to be distributed per share to holders of Common Shares.

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(B)          The merger, amalgamation or consolidation of the Company into or with another company and the merger, amalgamation or consolidation of any other company into or with the Company shall not be deemed to be a liquidation, dissolution or winding up of the Company within the meaning of this section.

Section 9.          Consolidation, Merger, etc. In case the Company shall enter into any consolidation, amalgamation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case each Series B Preferred Share shall at the same time be similarly exchanged or changed into an amount per share (on an as-converted basis in accordance with Section 4) equal to the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged.

Section 10.           No Redemption. The Series B Preferred Shares shall not be redeemable by the Company.

Section 11.          Rank. The Series B Preferred Shares shall rank, with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, senior to the Company’s Common Shares and junior to all series or any other class of the Company’s Preferred Shares, except to the extent that any such other series or class specifically provides that it shall rank on a parity with or junior to the Series B Preferred Shares.

Section 12.          Amendment. At any time any Series B Preferred Shares are issued and outstanding, the Articles and bylaws of the Company shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Preferred Shares so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the issued and outstanding Series B Preferred Shares, voting separately as a single class.

Section 13.          Fractional Shares. Series B Preferred Shares may only be issued in whole shares and may not be issued in fractions of a share.

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IN WITNESS WHEREOF, the undersigned has executed this Certificate of Designations of Series B Convertible Preferred Shares as of this 18th day of February, 2019.

SINOVAC BIOTECH LTD.

By:	/s/ Weidong Yin
Name: Weidong Yin
Title: Chairman and Chief Executive Officer

[Signature Page to Certificate of Designations of Series B Preferred Shares]